                                                                    Exhibit 10.7

                             JOINT VENTURE AGREEMENT

            THIS JOINT VENTURE AGREEMENT ("Agreement") is made and entered into as of October 5, 1999 by and between Terra Networks, S.A., formerly known as Telefonica Interactiva, S.A., a company organized and existing under the laws of Spain ("TI"), and IDT Corporation, a Delaware corporation ("IDT").

                                    RECITALS

      A. TI and IDT (together, the "Parties" and each, individually, a "Party") desire to jointly develop a portfolio of internet service products for customers in the United States, mainly targeting and focusing on the Hispanic population in the United States ("Target Market").

      B. The Parties desire to jointly form and own a company ("TI USA ISP") to principally provide internet access to customers in the ISP Target Market (as defined herein), which company will provide such access as an internet service provider.

      C. The Parties desire to jointly form and own another company ("TI USA Portal") to develop and manage an internet portal that will provide content-based internet services, electronic commerce offerings and various other internet services to customers in the Portal Target Market (as defined herein).

      D. IDT is willing and able to provide its current and future product offerings for internet access to the Target Market, its marketing knowledge and its operational expertise and infrastructure to deliver internet products and services through TI USA ISP and TI USA Portal under a global brand selected by TI.

      E. TI is willing and able to integrate TI USA ISP and TI USA Portal with TI's global portals in Spanish and Portuguese-speaking countries in order to develop the business of TI USA ISP and TI USA Portal in the Target Market, thereby offering its global brand, its exclusive and global relationships and its marketing and promotional services.

      F. In order to implement the objectives set forth in the foregoing Recitals, the Parties desire to enter into this Agreement, on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

      In consideration of the promises and the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      "Affiliate" shall mean any person or entity, which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party.

      "Agreement" shall mean this Joint Venture Agreement, which shall be construed and interpreted as a contractual arrangement between the Parties to undertake the Business Development Activities with respect to the Projects.

      "Business Development Activities" shall mean, collectively, the ISP Business Development Activities and the Portal Business Development Activities.

      "Capital Contribution Notice" shall have the meaning specified in Section 3.4(b).

      "Closing" shall mean the execution and delivery of the relevant Project Agreements pertaining to this Agreement.

      "Customer Revenue Multiple" means the multiple of 2.97 to be applied to IDT Customers' annualized revenues, which multiple is based on the information obtained and analyzed during the ISP Due Diligence Investigation, taking into account factors such as, but not limited to, revenue, cost and customer life.

      "Effective Date" shall mean the date on which this Agreement is signed by both of the Parties.

      "Hispanic" refers to individuals designated as Hispanic by the U.S. Bureau of the Census.

      "IDT" shall have the meaning set forth in the Preamble hereto.

      "IDT Customers" collectively refers to IDT's dial-up customers that possess an active account or are registered customers which are otherwise entitled to receive one or more of the Internet services provided by IDT. The definitive number of IDT Customers determined pursuant to the ISP Due Diligence Investigation is 57,221, consisting of 45,782 paying customers and 11,439 bundled customers. None of these customers have been acquired through IDT's resellers.

      "Indemnifying Party" shall have the meaning specified in Section 11.1.

      "Indemnified Person" shall have the meaning specified in Section 11.1.

      "Internet Services" shall mean any and all internet services offered by TI USA ISP and TI USA Portal to any customers in the Target Market, including, but not limited to, broadband and narrowband Internet access, content-based services, e-commerce offerings, links and/or advertising services.


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      "ISP Business Development Activities" shall mean any and all activities or undertakings related to the ownership, and the development of the business, of TI USA ISP in connection with the ISP Target Market.

      "ISP Business Plan" shall mean the Business Plan to be agreed upon by the Parties which shall include the terms and conditions of any investments and expenditures based on the anticipated needs of the TI USA ISP business.

      "ISP Due Diligence Investigation" shall mean the due diligence efforts conducted by TI which determined (i) the definitive number of IDT Customers,
(ii) the revenues generated by the IDT Customers for August 1999 to be US$ 842,715.00, and (iii) the Customer Revenue Multiple, in each case of (i) through (iii) above, based in whole or in part on information and documentation provided by IDT to TI.

      "ISP Project" shall mean the development of the business of TI USA ISP and the performance of any and all ISP Business Development Activities.

      "ISP Services Agreement" shall have the meaning specified in Section
4.1(a).

      "ISP Limited Liability Company Agreement" shall have the meaning specified in Section 4.1(c).

      "ISP Target Market" shall mean Hispanic residential population and Hispanic SOHO (Small Office, Home Office) professionals in the United States.

      "LIBOR" means the London Interbank Offered Rate as published in the Financial Times for one-year periods on the first business day of the calendar quarter in which the relevant capital contribution or expenditure referred to in
Section 6.3 was made.

      "Portal Business Development Activities" shall mean any and all activities or undertakings related to the ownership, and the development of the business, of TI USA Portal in connection with the Portal Target Market.

      "Portal Limited Liability Company Agreement" shall have the meaning specified in Section 7.1(b).

      "Portal Project" shall mean the development of the business of TI USA Portal and the performance of any and all Portal Business Development Activities.

      "Portal Target Market" shall mean the Hispanic population of the United States.

      "Project Agreements" shall mean any and all contracts, agreements, documents or instruments executed by one of the Parties with an Affiliate or a third party in connection with the ownership and development of the ISP Project and the Portal Project, including any lease agreements, service agreements, operation and maintenance agreements, equipment maintenance and repair agreements, interconnection agreements and limited liability company agreements.


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      "Projects" shall mean, collectively, the ISP Project and the Portal
Project.

      "Proprietary Information" shall have the meaning specified in Section 9.1.

      "Target Market" shall mean, collectively, the ISP Target Market and the Portal Target Market.

      "TI" shall have the meaning set forth in the Preamble hereto.

      "TI Capital Contribution" means TI's maximum aggregate capital contribution to TI USA ISP, in cash, in an amount equal to US$ 30,000,000.00, calculated by multiplying the annualized revenues of the IDT Customers for August 1999 by the Customer Revenue Multiple, as such amount may be adjusted pursuant to Section 3.3(b), the timing and gradual payment of the TI Capital Contribution will be in accordance with the ISP Business Plan or any additional capital contributions approved by the Board of Directors of TI USA ISP in accordance with the provisions of this Agreement.

      "TI IPO" shall mean, in the event that TI successfully consummates an initial public offering ("IPO"), the IPO in which TI offers shares of its common stock to qualified investors in the United States.

      "TI IPO Shares" shall mean the registered shares of common stock issued by TI pursuant to and in connection with the TI IPO and to be purchased by IDT at the price offered to institutional investors at the effective date of the TI IPO, as quoted in the final prospectus.

      "TI USA ISP" shall mean the company referred to in Recital B hereto, which company shall be formed by the Parties to provide Internet Services in connection with the ISP Target Market, in accordance with the ownership interests set forth in Section 3.2.

      "TI USA Portal" shall mean the company referred to in Recital C hereto, which company shall be formed by the Parties to provide Internet Services in connection with the Portal Target Market, in accordance with the ownership interests set forth in Section 6.2.

                                   ARTICLE II
                          FORMATION, PURPOSES AND TERM

      2.1 Purpose. The purpose of this Agreement is to set forth the Parties agreement and understandings with respect to, and the terms and conditions on which the Parties will engage in, the Business Development Activities in connection with the joint ownership of TI USA ISP and TI USA Portal and the development of the Projects.

      2.2 Formation. The Parties shall form and organize TI USA ISP and TI USA Portal in accordance with the ownership structure set forth in Sections 3.2 and
6.2. The form of entity of each of TI USA ISP and TI USA Portal shall be Delaware limited liability companies, subject to the reasonable approval of TI's tax and financial advisors, but in no case shall such formation and operation create material adverse tax consequences to TI or to IDT. Such


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formation and the Business Development Activities related thereto may be carried out by the Parties either directly or indirectly through investment or participation in corporations, limited liability companies, general or limited partnerships, joint ventures, contractual joint ventures and/or any other form of business organization or investment media consistent with the provisions of this Agreement.

      2.3 Headquarters. The headquarters for TI USA ISP and TI USA Portal shall be located in Miami, Florida, or at such other location as may be approved by their respective Boards of Directors from time to time.

      2.4 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to this Agreement, shall continue for an initial term of four (4) years. Upon the expiration of the initial term, the term of this Agreement shall be extended for subsequent one (1) year periods unless terminated in writing by either Party not less than sixty (60) days prior to the expiration of the then existing term.

                                   ARTICLE III
                          CAPITALIZATION OF ISP PROJECT

      3.1 Ownership and Initial Capital Structure. TI will own 51% of the equity voting interests of TI USA ISP and IDT will own 49% of the equity voting interests of TI USA ISP. The initial capital structure of TI USA ISP, including the classes of membership interests, the number of membership interests, voting rights, rights to distribution, membership interest transfer rights and other rights and obligations of the Parties, shall be set forth in the ISP Limited Liability Company Agreement.

      3.2 Initial Capital Subscriptions. Upon formation of TI USA ISP, each Party shall subscribe to the following ownership interests:

                        Party             Percentage
                        -----             ----------
                        TI                51.0%

                        IDT               49.0%

      3.3 Initial Capital Contributions.

            (a) On the Closing Date, each of the Parties shall contribute to TI USA ISP their respective initial capital contributions, as set forth in the ISP Business Plan, which include, but may not be limited to, the following:

                  (i) the IDT Customers and other related intangible assets as described and defined in the ISP Services Agreement;

                  (ii) each Party's portfolio of current and future products for Internet access (other than those of Net2Phone);


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                  (iii) managerial resources and facilities of IDT, including not less than two (2) full-time senior managers of TI USA ISP;

                  (iv) brands available to TI to be used or developed in connection with the ISP Business Development Activities and the Internet Services;

                  (v) beginning on the Effective Date, the right to participate in TI stock options developed for TI USA ISP's senior management in accordance with TI's customary policies and practices, or if, in TI's discretion, the granting of such options would result in adverse tax consequences to TI, other benefits of equivalent value; and

                  (vi) such amount of cash necessary to commence operations.

            (b) IDT Purchase of TI Shares. IDT's rights and obligations to purchase TI Shares are as follows:

                  (i) in the event that the TI IPO occurs on or prior to March 31, 2000, IDT shall be obligated to purchase, on the date of the TI IPO, TI IPO Shares for a purchase price in an amount equal to the annualized revenues of the IDT Customers for August 1999 multiplied by the Customer Revenue Multiple and further multiplied by 51% (the "IDT Purchase Amount"), which results in U.S. $15,000,000, (ii) if the TI IPO has not occurred on or prior to March 31, 2000, then between April 1, 2000 and June 30, 2000, IDT shall have the option to acquire TI IPO Shares on the date of the TI IPO occurring during such period in an amount equal to the IDT Purchase Amount, or (iii) in the event that the TI IPO has not occurred by June 30, 2000, IDT shall have the option, to be exercised within ten (10) business days after the final valuation as described below, to purchase shares of common stock of TI (as a non-public company) in an amount equal to the IDT Purchase Amount, which shares shall be valued on or before June 30, 2000 by a globally recognized, mutually acceptable investment banking firm. The TI Shares acquired by IDT shall have such registration rights as are set forth in Annex A hereto. If on the date which is six (6) months from the Effective Date, the annualized revenue from the IDT Customers for the sixth month after the Effective Date shall be less than the annualized revenue for the same IDT Customers determined in the ISP Due Diligence Investigation, IDT shall deliver to TI a percentage of the TI Shares purchased by IDT in the TI IPO equal to such percentage decline in annualized revenues. If the TI IPO has not occurred six months after the Effective Date, the TI Shares that IDT may purchase pursuant to this Section 3.3(b) shall be reduced by the percentage decline in annualized revenues described in the previous sentence or, if IDT elects not to purchase shares of TI common stock pursuant to this Section 3.3(b), the TI Capital Contribution shall be reduced by the amount of such decline in annualized revenues multiplied by the Customer Revenue Multiple and then multiplied by 51%.

      3.4 Additional Capital Contributions.

            (a) General. TI shall make the TI Capital Contribution during the first two years following the Effective Date. Subject to paragraph (c) of this
Section 3.4, to the extent TI USA ISP requires investment funds in addition to the TI Capital Contribution, the Parties agree to make additional capital contributions from time to time in accordance with the Percentage


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Interests set forth in Section 3.2 above (as the same may be adjusted from time to time as provided herein) and in such amounts as are sufficient to enable the Parties to carry out the purposes of this Agreement. IDT shall have the right, in connection with any such additional capital contributions, to require TI to fund IDT's pro rata portion of such additional capital contribution up to IDT's Percentage Interest of the TI Capital Contribution, to the extent that TI is still required to provide funds under the TI Capital Contribution. Within ninety
(90) days of receipt of a Capital Contribution Notice (as defined below), IDT shall (i) pay its Percentage Interest of such additional capital contribution,
(ii) not pay its Percentage Interest of such additional contribution, or (iii) make a partial payment of such additional capital contribution and, with respect to clauses (ii) and (iii), shall be diluted in accordance with Section 3.4(c).

            (b) Notice. If additional capital contributions are required to be made pursuant to this Section 3.4 or the ISP Business Plan, the Board of Directors of TI USA ISP shall give a written notice thereof (each, a "Capital Contribution Notice") to each Party. Such notice shall specify in reasonable detail the amount and purpose of any such additional capital contributions. Each Party shall, after the receipt of such Capital Contribution Notice, commence the process to raise the additional capital to be contributed, and thereafter to deposit the additional capital contribution required by such Capital Contribution Notice with TI USA ISP, in accordance with subsection 3.4(a) above.

            (c) Failure to Contribute. In the event either Party (the "Non-Contributing Party") fails to make any additional capital contribution within the time specified, the other party (the "Contributing Party"), may fund the Non-Contributing Party's portion of such additional capital contribution, and the Percentage Interest of the Non-Contributing Party immediately prior to the funding shall be reduced proportionately on the day following the expiration of the specified time period for such additional capital contribution (the date of such reduction being the "Computation Date") as follows:

                  (i) the Percentage Interest of the Non-Contributing Party immediately prior to the Computation Date shall be reduced proportionally in respect of the amount of any funding by the Contributing Party of the Non-Contributing Party's amounts vis-a-vis the Non-Contributing Party's total capital account (i.e., the aggregate capital contributions made by the Non-Contributing Party to TI USA ISP) immediately prior to the Computation Date; and

                  (ii) the Percentage Interest of the Contributing Party immediately prior to the Computation Date shall be increased by adding thereto the percentage amount subtracted from the Non-Contributing Party's Percentage Interest pursuant to preceding clause (i).

                                   ARTICLE IV
                      JOINT DEVELOPMENT OF USA ISP PROJECT

      4.1 Project Agreements for ISP Project. At or before the Closing, the Parties or their designated Affiliates will enter into certain Project Agreements in connection with the joint development of the ISP Project (collectively, the "ISP Project Agreements"), as more particularly set forth hereunder, in order to perform the Business Development Activities for the purpose of


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providing the Internet Services to the ISP Target Market. The ISP Project
Agreements shall consist of, but shall not be limited to, the following:

            (a) Internet Service Provisioning and Marketing Agreement. The Parties shall enter into as many internet access service agreements (collectively, the "ISP Services Agreement") as necessary to carry out the ISP Business Development Activities and the Internet Services. The ISP Services Agreement shall cover the following matters:

                  (i) Management. The management of certain administrative services concerning the business of TI USA ISP and the ISP Business Development Activities and the Internet Services.

                  (ii) Operation and Maintenance. The operation, maintenance and repair of the equipment used for the ISP Business Development Activities and the Internet Services.

                  (iii) Marketing, Billing, Fulfillment, Collection and other Back Office Services. The marketing, billing, fulfillment, collection and other back office services with respect to the Internet Services to be offered to ISP Target Market customers.

                  (iv) Sales of Internet Products. The sale and distribution of Internet products of TI USA ISP.

      The services provided by either Party to TI USA ISP shall be at prices that will be the minimum of (A) the lowest available market price for comparable services and (B) the lowest price offered by either Party to any of its customers for comparable services. The Parties shall provide the services at adequate service levels as defined in the ISP Services Agreement.

            (b) Limited Liability Company Agreement. The Parties shall enter into a limited liability company or similar agreement governing their relationship as equity owners of TI USA ISP (the "ISP Limited Liability Company Agreement").

      4.2 Conditions Precedent to Closing. The obligations of the Parties herein to close the transactions contemplated by this Agreement shall be subject to the
(i) formation and organization of TI USA ISP, (ii) execution and delivery by the Parties, respectively, of the ISP Project Agreements, (iii) contribution of the Parties' respective initial capital contributions as set forth in Section 3.3,
(iv) approval by the Parties of the ISP Business Plan, (v) any required governmental consents or approvals, (vi) the completion of the ISP Due Diligence Investigation to TI's satisfaction, and (vii) execution and delivery by the Parties, respectively, of any other agreements, instruments, certificates or other documents as may be necessary to give full effect to the terms of this Agreement.

      4.3 Benefit of Know How and Other Resources. The Parties will make available to TI USA ISP any resources or know how which TI USA ISP reasonably requires to conduct its business, to implement the ISP Business Plan, or to carry out the terms of the ISP Project Agreements or this Agreement, not specifically contemplated by the ISP Business Plan or elsewhere. TI USA ISP will enter into commercial agreements with either TI or IDT for the use


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or the provision of such resources or know how, or for the sale of such resources or know how (if necessary), to TI USA ISP on preferred terms and conditions (i.e., the lower of the best available market price or the lowest price offered by IDT or TI, as the case may be, to a third party). TI USA ISP will have a right of first refusal with respect to the use or purchase of such resources or know how.

      4.4 Exclusivity. TI USA ISP shall use IDT as its exclusive provider of network internet access for a period of eighteen (18) months on preferred terms and conditions (i.e., the minimum of (i) the lowest available market price offered by a reputable and solvent provider and (ii) the lowest price offered by IDT to a comparable third party), provided IDT meets the performance criteria to be set forth in the ISP Services Agreement, unless the exclusive use of IDT's distribution channel is not earlier terminated pursuant to the terms of the Internet Service Provisioning and Marketing Agreement. IDT shall not use or subcontract its physical distribution channel for the same eighteen (18) month period for the sale of Internet Services that would have a material adverse effect on TI USA ISP's business. The Parties acknowledge and agree that, to the extent that it is within their respective means, they will be the preferred suppliers for any such assets or services required by TI USA ISP to conduct its Internet business.

      4.5 Conversion. TI hereby agrees that on any one occasion during the period beginning not earlier than eighteen (18) months after the Effective Date and continuing for a period of eighteen (18) months thereafter. IDT shall be entitled to convert any portion or all of its equity ownership interest in TI USA ISP into shares of common stock of TI. Thereafter, for a period of eighteen
(18) months, TI shall be entitled to require IDT to convert all or any portion of its equity ownership interest in TI USA ISP into shares of common stock of TI. The value of the TI shares shall be the average closing price for the five
(5) trading days immediately preceding the date of a conversion hereunder. The value of the TI USA ISP equity ownership interest subject to conversion into TI shares shall be based on the value contributed by TI USA ISP to TI and shall be determined by a globally recognized, mutually acceptable investment banking firm. TI and IDT shall share the expenses of valuation of such ownership interest in accordance with their respective Percentage Interests.

      4.6 Lock-Up. (a) IDT may sell up to fifty percent (50%) of any TI Shares acquired by IDT pursuant to Section 3.3 upon the expiration of one (1) year after the earlier of (i) the date of the TI IPO and (ii) January 1, 2000 and the balance of such TI Shares upon the expiration of two (2) years after the earlier of such dates.

            (b) IDT may sell up to fifty percent (50%) of any TI Shares acquired pursuant to Section 4.5 or Section 7.4 upon the expiration of one (1) year after the date of such acquisition and the balance of such TI Shares upon the expiration of two (2) years after the date of such acquisition.


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

                                    ARTICLE V
                            MANAGEMENT OF TI USA ISP

      5.1 Management. (a) The overall management and control of the business and affairs of TI USA ISP shall be vested in a board of directors (the "Board of Directors"); provided, however, that, after the Effective Date, IDT will operate and manage TI USA ISP and will have control over day-to-day decisions, in accordance with the ISP Business Plan. TI, as majority equity owner, shall have influence over strategic decisions. Except as otherwise expressly provided herein, all decisions with respect to the management and control of TI USA ISP that are "approved by the Board of Directors" shall be binding on TI USA ISP and each of the Parties. The Board of Directors shall initially be composed of seven
(7) directors, consisting of four (4) directors for TI and three (3) directors for IDT, and TI shall appoint the Chairman of the Board. The Parties agree that they shall vote their respective membership interests in TI USA ISP in a manner so as to maintain the Board of Directors constituency pursuant to the provisions of this Section 5.1. When the phrases "approved by the Board of Directors" or "approval of the Board of Directors" are used in this Agreement, such phrases shall mean approval in writing by the Parties' representatives on the Board of Directors who shall have been designated pursuant to this Subsection 5.1(a). No change in the designated representative of a Party shall be effective until written notice thereof is received by the other Party.

            (b) Board of Directors Meetings. The Board of Directors shall meet, in person or by such means as the Board shall decide from time to time, (i) at such intervals as may be determined by the Board of Directors, but no less often than once each calendar quarter, and (ii) upon the written request of either Party on at least ten days' prior notice. In the event of any need for approval or other action by the Board of Directors, the representatives of the Parties shall use their best efforts to respond within one day of the date such representatives are notified in writing of the need for such approval or other action at the address of the Party. Except with respect to matters requiring a supermajority vote as specified in Section 5.1(c) below, all other matters shall be decided by a majority vote of the directors at any meeting of the Board of Directors where at least four (4) directors are present.

            (c) Supermajority Decisions. The Parties agree that no act shall be taken, sum expended, decision made or obligation incurred by the Parties, the Board of Directors or either Party with respect to a matter within the scope of any of the supermajority decisions enumerated below (the "Supermajority Decisions"), unless and until the same has been approved by the Board of Directors or expressly delegated by the Board of Directors in a writing signed by at least 75% of the members thereof The Supermajority Decisions are:

                  (i) the sale, transfer or other disposition of all or substantially all of the assets of TI USA ISP, such that TI USA ISP would cease to be a going concern;

                  (ii) the merger, consolidation or dissolution of TI USA ISP other than (A) a merger in which TI USA ISP is the surviving corporation, or (B) any merger or consolidation that is determined by a majority of the Board of Directors to be necessary to continue the development of the business of TI USA ISP;


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                  (iii) any issuance or agreement to issue any membership
interests of TI USA ISP or any option or warrant for, or any security convertible into, any membership interests of TI USA ISP, other than issuances or agreements arising out of IDT's failure to meet performance criteria or other matters described in the ISP Business Plan, the ISP Project Agreements or this Agreement;

                  (iv) the amendment of the charter or any other organizational document of TI USA ISP, except as may be required by any third party for any financing sought by TI USA ISP;

                  (v) any change in the percentage representation of the Parties on TI USA ISP's Board of Directors, except as otherwise permitted in this Agreement;

                  (vi) any change in the nature of business in which TI USA ISP is engaged in;

                  (vii) the payment or declaration of any dividend or distribution (as the case may be) by TI USA ISP; and

                  (viii) the adoption of the ISP Business Plans and any material amendments thereto, provided that any capital calls not specified in the ISP Business Plan shall not be subject to this Section 5.1(c).

            (d) The Board of Directors may engage one or more officers, including, without limitation, the Chief Executive Officer, a Deputy General Manager, a President, a Secretary and/or a Treasurer (collectively, the "Officers"), to whom the Board of Directors may delegate certain responsibilities with respect to the ordinary and usual business and affairs of TI USA ISP in accordance with this Agreement. The Chief Executive Officer shall be nominated by IDT and appointed by the Board of Directors and shall be subject to the reasonable approval of TI. The Controller and Secretary shall be nominated by TI and appointed by the Board of Directors. The acts of the Officers shall bind the Parties and TI USA ISP when within the scope of each individual Officer's authority.

                                   ARTICLE VI
                        CAPITALIZATION OF PORTAL PROJECT

      6.1 Ownership and Initial Capital Structure. TI will own 90% of the equity voting interests of TI USA Portal and IDT will own 10% of the equity voting interests of TI USA Portal. The initial capital structure of TI USA Portal, including the classes of membership interests, the number of membership interests, voting rights, rights to distribution, membership interest transfer rights and other rights and obligations of the Parties, shall be set forth in the Portal Limited Liability Company Agreement.

      6.2 Initial Capital Subscriptions. Upon formation or incorporation of TI USA Portal, each Party shall subscribe to the following ownership interests:


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
                        Party             Percentage
                        -----             ----------
                        TI                90.0%
                        IDT               10.0%

      6.3 Capital Contributions. Capital contributions with respect to TI USA Portal shall be made by the Parties as follows:

            (a) TI shall make all capital investments and expenditures that the Board of Directors of TI USA Portal determines in the business plan for TI USA Portal. Upon any the transfer of all or any part of IDT's interest in TI USA Portal, IDT will be required to pay to TI IDT's Percentage Interest of any capital investments and expenditures paid for by TI on behalf of IDT, in respect of such transferred interest, plus interest at LIBOR plus two percent (2%) for the periods beginning on the respective dates of such capital investments and/or expenditures and ending upon the date of such transfer of interest;

            (b) TI shall develop, design, and operate TI USA Portal's portal;

            (c) TI shall provide any content or services available through any of its relationships with third parties;

            (d) TI shall provide managerial resources and facilities;

            (e) IDT shall assist in the development of relationships for TI USA Portal with content producers and content providers, such as NBC, CNN, CNN en Espanol, Bloomberg, Bloomberg en Espanol, Real Networks, Reuters, ICQ, IBM, Goto.com, The Weather Channel, ZD Net and others;

            (f) After the Effective Date, IDT shall be responsible for selling advertising on TI USA Portal's portal in the following amounts:

                  (i) $4,000,000 during the first year;

                  (ii) $7,000,000 during the second year; and

                  (iii) $12,000,000 during the third year.

Sales above these levels will result in commissions to be paid to IDT at market rates. These advertisements shall be sold at market rates and shall consist of paying advertisers whose presence add value to the portal; provided, however, that failure to achieve the aforesaid advertising sales levels during the first three years after the Effective Date will result in a reduction of IDT's interest in TI USA Portal as follows:

                  (i) in the first year, if revenues generated by IDT's sales of advertising are from $0 to $2 million, a 2% reduction and if revenues generated by IDT's sales of advertising are from $2 million to $4 million, a reduction of 1%;

                  (ii) in the second year, if revenues generated by IDT's sales of advertising are from $0 to $3.5 million, a 2% reduction and if revenues generated by IDT's sales of advertising are from $3.5 million to $7 million, a reduction of 1%; and

                  (iii) in the third year, if revenues generated by IDT's sales of advertising are from $0 to $6 million, a 2% reduction and if revenues generated by IDT's sales of advertising are from $6 million to $12 million, a reduction of 1%.

In no case, shall IDT's interest in TI USA Portal be reduced pursuant to this
Section 6.3(f) below 5%. The levels of advertising sales required in Section 6.3(f) shall be reviewed by TI USA Portal at least annually, and may be revised to take into account market conditions.

            (g) TI shall provide access to brands available to TI to be used or developed in connection with the Portal Business Development Activities.

                                   ARTICLE VII
                       JOINT DEVELOPMENT OF PORTAL PROJECT

      7.1 Project Agreements for the Portal Project. At or before the Closing, the Parties or their designated Affiliates will enter into the following Project Agreements in connection with the development of the Portal Project (the "Portal Project Agreements") hereunder, in order to perform the Portal Business Development Activities for the purpose of providing the Internet Services to the Portal Target Market:

            (a) Limited Liability Company Agreement. The Parties shall enter into a limited liability company agreement governing their relationship as equity owners of TI USA Portal (the "Portal Limited Liability Company Agreement").

      7.2 Conditions Precedent to Closing. The obligations of the Parties herein to close the transactions contemplated by this Agreement shall be subject to the
(i) formation and organization of TI USA Portal, (ii) execution and delivery by the Parties, respectively, of the Portal Project Agreements, (iii) any required governmental consents, and (iv) execution and delivery by the Parties, respectively, of any other agreements, instruments, certificates or other documents as may be necessary to give full effect to the terms of this Agreement.

      7.3 Benefits of Know How and Other Resources. The Parties will make available to TI USA Portal any resources or know how each has available which TI USA Portal reasonably requires to conduct its business, to implement the Portal Business Plan, or to carry out the terms of the Portal Project Agreements or this Agreement, not specifically contemplated by the Portal Business Plan or elsewhere. TI USA Portal will enter into commercial agreements with either TI or IDT for the use or provision of such resources or know how, or the sale of such resources or know how (if necessary), on preferred terms and conditions (i.e., the lower of the best available market price or the lowest price offered by IDT or TI, as the case may be, to a third party). TI Portal will have a right of first refusal with respect to the use or purchase of such resources or know how.

      7.4 Conversion and Lock-Up. TI hereby agrees that on any one occasion during the period beginning not earlier than eighteen (18) months after the Effective Date and continuing for a period of eighteen (18) months thereafter, IDT shall be entitled to convert any portion or all of its equity ownership interest in TI USA Portal into shares of common stock of TI. Thereafter, for an additional period of eighteen (18) months, TI shall be entitled to require IDT to convert all or any portion of its equity ownership interest in TI USA Portal into shares of common stock of TI. The value of the TI shares shall be the average closing price for the five (5) trading days immediately preceding the date of IDT's conversion. The value of the TI USA Portal equity ownership interest subject to conversion into TI shares shall be based on the value contributed by TI USA Portal to TI and shall be determined by a globally recognized, mutually acceptable investment banking firm. TI and IDT shall share the expenses of valuation of such ownership interest in accordance with their respective Percentage Interests. IDT may sell the TI Shares acquired pursuant to this Section 7.4 in accordance with the terms of Section 4.6(b).

                                  ARTICLE VIII
                           MANAGEMENT OF TI USA PORTAL

      8.1 Management. (a) The overall management and control of the business and affairs of TI USA Portal shall be vested in a board of directors (the "Board of Directors"). Except as otherwise expressly provided herein, all decisions with respect to the management and control of TI USA Portal that are "approved by the Board of Directors" shall be binding on TI USA Portal and each of the Parties. The Board of Directors shall be composed of seven (7) directors, consisting of six (6) directors appointed by TI and one (1) director appointed by IDT, and the Chairman shall be designated by TI. The Parties agree that they shall vote their respective membership interests in TI USA Portal in a manner so as to maintain the Board of Directors constituency pursuant to the provisions of this Section
8.1. When the phrases "approved by the Board of Directors" or "approval of the Board of Directors" are used in this Agreement, such phrases shall mean approval in writing by the Parties' representatives on the Board of Directors who shall have been designated pursuant to this Subsection 8.1(a). No change in the designated representative of a Party shall be effective until notice thereof is received by the other Party.

            (b) The Board of Directors shall meet in person or by such means as the Board shall determine from time to time (i) at such intervals as may be determined by the Board of Directors, but no less often than once each calendar quarter, and (ii) upon the written request of either Party on at least ten (10) days' prior notice. In the event of any need for approval or other action by the Board of Directors, the representatives of the Parties shall use their best efforts to respond within 24 hours of the date such representative is notified in writing of the need for such approval or other action at the address of the Party. All matters regarding the management of TI USA Portal shall be decided by a majority vote of the directors at any meeting of the Board of Directors where at least three (3) directors are present.

            (c) The Board of Directors may engage one or more officers, including, without limitation, a General Manager, a Deputy General Manager, a President, a Secretary and/or a Treasurer (collectively, the "Officers"), to whom the Board of Directors may delegate certain responsibilities with respect to the ordinary and usual business and affairs of TI USA

Portal in accordance with this Agreement. The acts of the Officers shall bind the Parties and TI USA Portal when within the scope of each individual Officer's authority.

                                   ARTICLE IX
                            COVENANTS OF THE PARTIES

      9.1 Confidentiality. The Parties shall hold in confidence, and shall use only for the purposes of this Agreement, any and all Proprietary Information disclosed to each other until two (2) years after the termination of this Agreement. The term "Proprietary Information" shall mean all information which one Party, directly or indirectly, acquires from any other Party, excluding information falling into any of the following categories:

            (a) Information that, at the time of discharge hereunder, is in the public domain;

            (b) Information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement;

            (c) Information that, prior to disclosure, hereunder, was already in the recipient's possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

            (d) Information obtained by the recipient from a third party having an independent right to disclose this information; and

            (e) Information that is available through discovery by independent research without use of or access to the Proprietary Information acquired from the other party.

      Each Party's obligation to maintain Proprietary Information in confidence shall be deemed performed if such Party observes, with respect thereto, the same safeguards and precautions which such Party observes with respect to its own proprietary information of the same or similar kind. It shall not be deemed to be a breach of the obligation to maintain Proprietary Information in confidence if Proprietary Information is disclosed upon the order of a court or other governmental entity provided, however, that the Party served with such order shall notify the other Party so as to enable such other Party to apply to a court of law for a protective order.

      9.2 Time Devoted to the Projects. The Parties shall each devote such time to the Business Activities and to the development of the Projects (to the extent in the planning stages or if in existence) as is provided for in this Agreement or is reasonably necessary to carry out the provisions of this Agreement and/or any of the applicable Project Agreements.

      9.3 Employees. The Parties will be restricted from making an offer and/or hiring key personnel from each other for a period of twelve (12) months after the termination of this Agreement, unless mutually agreed in writing by the Parties.

      9.4 Fees and Expenses. Unless otherwise agreed in writing, and as otherwise set forth in the Project Agreements, the Parties shall each bear their own fees, costs and expenses incurred by them in connection with the preparation of this Agreement and the Project Agreements, including, without limitation, attorneys', consultants' and accountants' fees, whether or not this Agreement and the Project Agreements are executed.

      9.5 Brokers or Finders. Unless otherwise agreed in writing, to the extent that any Party has engaged any broker or finder with respect to the ownership, development, construction, operation and/or maintenance of the Projects, the engaging Party will indemnify and hold harmless the other Party for all losses, damages, costs and expenses (including reasonable attorneys' fees and court costs) suffered or incurred by such other Party in connection with the retention of such broker or finder by the engaging Party.

      9.6 Compliance with Legal Requirements. Each Party shall comply with all legal requirements applicable to each Party, and those required by any applicable jurisdiction, in the performance of its obligations hereunder.

                                    ARTICLE X
                               PURCHASE OF SHARES

      10.1 Share Offer. During the first eighteen (18) months following the Effective Date and after any lockups imposed as the result of the TI IPO, if IDT desires to sell its TI Shares or receives an offer to purchase its TI Shares, IDT will first offer its TI Shares for purchase by TI (the "Offer") prior to offering or selling such TI Shares to any third party other than an Affiliate. IDT shall make the Offer to TI by telephone or in writing no later than 12:00 p.m. on the day of the Offer.

      10.2 Option. TI shall have the irrevocable and exclusive option, but not the obligation (the "Option"), to purchase all, but not less than all, of the TI Shares at the Closing referred to in Section 10.3 and for the purchase price and on the terms set forth in Section 10.4. The Option shall be exercised by TI by notifying IDT by telephone or in writing on the date of the Offer one hour prior to the market closing as to whether TI accepts or declines the Offer. Upon exercise of the Option, TI shall have the obligation to purchase the TI Shares on and subject to the terms and conditions hereof. Failure by TI to exercise the Option by providing the notice specified in this Section 10.2 shall be deemed an election by it not to exercise the Option.

      10.3 Closing; Right to Transfer. If TI elects to purchase any TI Shares pursuant to the Option, then such purchases shall, unless the parties thereto otherwise agree, be completed at a closing (the "Closing") to be held at the principal office of the Company at 10:00 a.m. local time on the third (3rd) business day following the exercise of the Option or as otherwise closed by broker's settlement. If the Option is not exercised pursuant to this Article 10, IDT may thereafter transfer its Shares at any time or from time to time free and clear of any restrictions imposed by this Article 10.

      10.4 Purchase Price. The purchase price for any TI Shares sold pursuant to the Option shall be an amount equal to the average of the high and low trading prices for the TI Shares on the Nasdaq National Market (or the national stock exchange on which the TI Shares are then traded) on the date of the Offer. The full amount of the purchase price for any Shares purchased by TI pursuant to this Article 10 shall be paid in full in cash by wire transfer of immediately available funds, at the closing described in Section 10.3.

                                   ARTICLE XI
                         REPRESENTATIONS AND WARRANTIES

      11.1 Representations and Warranties of the Parties. Each Party represents and warrants to the other Party as follows:

            (a) It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to execute, deliver and perform this Agreement.

            (b) This Agreement has been duly authorized, validly executed and delivered by it, and constitutes a valid and binding agreement of such Party, enforceable against it in accordance with its terms.

            (c) The execution, delivery and performance of this Agreement by such Party and the contemplated transactions related to the ISP Project or the Portal Project, respectively, do not and will not:

                  (i) violate any existing provisions of its articles of incorporation, by-laws, or like instrument of such Party or any of its Affiliates, or any existing order or award of any court, arbitrator or governmental body or any statute, regulation or rule of law that is applicable to such Party or any of its Affiliates; or

                  (ii) result in a breach of any of the terms or provisions of, or constitute a material default under, any agreement, indenture or other instrument to which such Party or any of its Affiliates is a party or by which any property of such Party or any of its Affiliates is bound.

            (d) There is no litigation, proceeding or investigation pending or threatened involving such Party or any of its Affiliates or any of the properties of the Party or any of its Affiliates which could, if adversely determined, materially and adversely affect the ISP Project or the Portal Project, respectively, or the performance of such Party's obligations under this Agreement or any agreement contemplated hereby.

            (e) Each Party has performed its own independent investigation, with due diligence, of the investment represented by participation in each and every one of the Projects, and has formed its own independent assessment of the risks and potential returns of the same. Each Party has been afforded adequate opportunity to question the other concerning each and every one of the Projects, and all other matters deemed relevant by such Party.

                                   ARTICLE XII
                          LIABILITY AND INDEMNIFICATION

      12.1 Indemnification. Each Party (the "Indemnifying Party") will indemnify and hold the other Party and its directors, officers, employees, agents, representatives, stockholders, controlling persons and Affiliates (collectively, the "Indemnified Persons") harmless from and against, and will, on demand, pay to or to the order of or reimburse the Indemnified Persons in the amount of any loss, liability, claim, damage, expenses (including costs of investigation and defense and attorneys' fees and the fees of other professionals through all trial and appellate stages and proceedings), whether or not involving a third-party claim, suffered or paid by an Indemnified Person or relating to or arising, directly or indirectly, from or in connection with: (i) any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party in this Agreement; and (ii) the failure by the Indemnifying Party to comply with any of its obligations under this Agreement. No Party shall be liable to any other Party for losses or liabilities arising from any act performed, or failure to act, in connection with the Projects, or from the conduct of any employee or agent of the Party, except in the event that such losses or liabilities arise from fraud, gross negligence, bad faith or willful misconduct of such Party. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

                                  ARTICLE XIII
                        TRANSFER OF CONTRACTUAL INTERESTS

      13.1 General Prohibition. Neither Party, nor any assignee or successor in interest of any Party, will voluntarily sell, assign, give, pledge, hypothecate, encumber or otherwise transfer any of its rights and obligations under this Agreement, or enter into any agreement as a result of which any other person or entity shall have any rights or obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its ownership interests in TI USA ISP or TI USA Portal to an Affiliate formed for the purpose of owning such Party's interest in TI USA ISP or TI USA Portal, provided that such Affiliate remains an Affiliate throughout the term of this Agreement and agrees in writing to be bound by all the terms and conditions of this Agreement and the Project Agreements, and to execute such agreements.

                                   ARTICLE XIV
                                   TERMINATION

      14.1 Events of Termination.

            (a) Upon the occurrence of any of the following events (each, an "Event of Termination"), this Agreement will be automatically terminated:

                  (i) the filing by or against a Party of a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of all or a substantial portion of its property (which petition shall not within ninety
(90) days thereafter have been discharged), an assignment by such Party for the benefit of creditors or petition by such Party or voluntary entry into an arrangement with or for the benefit of creditors, at the election of the Party who has not filed any such petition referenced in this subsection (a)(i);

                  (ii) the written consent of the Parties to terminate this Agreement;

                  (iii) the willful failure by either Party to comply with any of the conditions precedent to the ISP Project or the Portal Project, as the case may be;

                  (iv) the failure of the Parties to execute and deliver the Project Agreements and to otherwise complete all conditions precedent to the closing of the transactions contemplated hereunder within thirty (30) days from the date hereof, except where such failure is the direct result of a Party's failure to obtain any third party consents (governmental or otherwise), in which case the time period herein shall be extended by the amount of time necessary to procure such third party consents, but in no case more than an additional thirty
(30) days; or

                  (v) any event which under applicable law would cause this Agreement to be invalid or which would deem the Parties' relationship to be a partnership for U.S. tax purposes.

            (b) Upon the occurrence of any material breach of this Agreement or of any representation or warranty made herein by a Party, or any material breach of any of the Project Agreements, this Agreement and those Project Agreements may be terminated upon the election of the non-breaching Party unless (i) such breach shall have been cured within a period of thirty (30) days (or any different period specified in any such Project Agreement) after delivery of a notice thereof, or (ii) if a cure is not reasonably practicable within such thirty-day period (or other specified period), there has been a good faith commencement of efforts to cure such breach, which efforts are continued thereof with due diligence, within such thirty-day period (or other specified period).

      14.2 Survival Article XI (relating to indemnification), Section 9.1 (relating to confidentiality), and Section 9.3 (relating to hiring limits) shall survive the termination or expiration of this Agreement.

                                   ARTICLE XV
                                  MISCELLANEOUS

      15.1 Arbitration. All claims, disputes and other matters in question arising out of, or relating to, this Agreement shall be submitted to arbitration in accordance with the Rules of the American Arbitration Association then pertaining, unless the parties mutually agree otherwise, and pursuant to the following procedures:

            (a) Notice of the demand for arbitration shall be filed in writing with the other Party to this Agreement and with the American Arbitration Association. Three arbitrators shall be chosen. Each Party shall select one arbitrator, and the American Arbitration Association shall select the third arbitrator. A determination by a majority of the panel shall be binding on the Parties.

            (b) Reasonable discovery, as determined in the sole discretion of the arbitrators, shall be allowed.

            (c) All arbitration proceedings shall be held in Miami, Florida.

            (d) The Parties agree that the issues being resolved hereunder shall be determined by arbitration pursuant to the provisions set forth herein and pursuant to the applicable rules of the American Arbitration Association then in effect insofar as such rules are not inconsistent with the provisions set forth herein.

            (e) The costs and fees of the arbitration shall be allocated by the arbitrators. The party or parties prevailing in the arbitration will be entitled, in addition to such other relief as may be granted, to reasonable attorneys' fees, if any, as shall be awarded by the arbitrators.

            (f) The award rendered by the arbitrators shall be final and in writing, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

      15.2 Notices. All notices to be given herein shall be effective upon receipt and shall be in writing and delivered personally or by recognized delivery service or mailed, first class mail, postage prepaid or given by telegram, telecopy or other similar means (followed with a confirmation by mail) to the parties, as the case may be, at the following address or such other address as may hereafter be designated, in writing, by the respective party in accordance with this paragraph:

            Name                    Address
            ----                    -------

            TI:                     Telefonica Interactiva, S.A.
                                    Via de las dos Castillas, 33 Complejo Atica
                                    Edif. 1-1(a) planta
                                    28224 Pozuelo de Alarcon
                                    Madrid, Spain
                                    Attention: Cristina Lamana
                                    Fax: +34-91-452-3147

                                    cc. Greenberg Traurig, P.A.
                                    1221 Brickell Avenue
                                    Miami, Florida 33131
                                    Attention: Patricia Menendez Cambo
                                               Jose A. Santos, Jr.
                                    Fax: (305)579-0717

            IDT:                    IDT Corporation
                                    190 Main Street
                                    Hackensack, New Jersey 07601
                                    Attention: Hal Brecher
                                    Fax: (201) 928-2885

                                    cc. Morrison & Foerster LLP
                                    1290 Avenue of the Americas
                                    New York, New York 10104
                                    Attention:  Raphael Grunfeld
                                    Fax: (212) 468-7900

      15.3 Entire Agreement. This Agreement and the Project Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, letter agreements, preliminary agreements or understandings, written or oral, and there are no representations and warranties of the Parties except as specifically stated herein. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the Parties.

      15.4 Title to Property. All property owned or acquired pursuant to this Agreement whether real, personal or mixed, and whether tangible or intangible, shall be titled in the name of, and shall be deemed to be owned or acquired by, each Party, respectively, unless otherwise agreed by the Parties or under the Project Agreements.

      15.5 Binding Effect and Benefit of Agreement. This Agreement shall be binding upon, and shall insure to the benefit of, the Parties hereto and their respective successors in interest and permitted assigns.

      15.6 Severability. If any term or provision hereof or the application thereof to any circumstance shall be held invalid or unenforceable, such term or provision shall be ineffective but shall not affect in any respect whatsoever the validity of the remainder of this Agreement; and the Parties shall immediately renegotiate such term or provision to eliminate such invalidity or unenforceability, maintaining to the greatest extent permissible the spirit of the Agreement as originally written.

      15.7 No Waiver. No consent or waiver, express or implied, by a Party in the performance by the other Party to or of any breach or default by the other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. The giving of consent by a Party in any one instance shall not limit or waive the necessity to obtain such Party's consent in any future instance. No waiver of any rights under this Agreement shall be binding unless it is in writing signed by the Party waiving such rights.

      15.8 Parties' Relationships. Nothing herein contained shall be construed to constitute any Party the agent or partner of the other Party, except as expressly provided herein, or in any manner to limit the Parties in the carrying on of their own respective businesses or activities as set forth herein.

      15.9 Governing Law; Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. As used in this Agreement, the masculine gender shall include the feminine or neuter gender, and the plural shall include the singular wherever appropriate. The titles of the Articles and Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

      15.10 Further Assurances. Each party hereto agrees to do all acts and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

      15.11 Counterparts. The parties hereto may execute this Agreement in any number of counterparts, each of which, when executed and delivered, shall be an original; but all such counterparts shall constitute one and the same instrument. Execution of an additional signature page to this Agreement shall be deemed execution of a counterpart.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                       IDT CORPORATION


                                       By: /s/ Howard Jonas
                                           -------------------------------------
                                       Name:  Howard Jonas
                                       Title: CEO


                                       TERRA NETWORKS, S.A., formerly known
                                       as TELEFONICA INTERACTIVA, S.A.


                                       By: /s/ Juan Perea
                                           -------------------------------------
                                       Name:  Juan Perea
                                       Title: CEO

                                     ANNEX A

                               REGISTRATION RIGHTS

      1.1 Registration. If at any time TI proposes to prepare and file any registration statement (a "Registration Statement") with the Securities and Exchange Commission at any time after 180 days following the TI IPO on a form on which the TI Shares owned by IDT are eligible to be registered, TI shall give IDT written notice of its intention to do so (the "Notice") at least fifteen
(15) business days prior to the filing of such Registration Statement. Upon the written request of IDT, made within five (5) business days after receipt of the Notice, that TI include any of the TI Shares owned by IDT in the proposed Registration Statement, TI shall use its best efforts to effect the registration under the Securities Act of 1933, as amended, of the TI Shares which it has been so requested to register, subject to Section 1.2 below. Notwithstanding the provisions of this Section 1.1, TI shall have the right in its sole and absolute discretion to at any time after it shall have given the Notice to IDT, elect not to file any such proposed Registration Statement, or to withdraw the same after the filing but prior to the effective date thereof.

      1.2 Limitation on Registration Rights. The registration rights granted hereunder are subject to the discretion of the managing underwriter of the offering covered by the Registration Statement to determine the amount, if any, of the TI Shares that may be included in the Registration Statement and the other terms of the offering.

      1.3 Covenants of IDT With Respect to Registration. If IDT elects to include some or all of its TI Shares in a Registration Statement TI covenants and agrees as follows:

            a. Upon receipt of notice from TI that an event has occurred which requires a post-effective amendment to the Registration Statement or a supplement to the prospectus included therein, IDT shall promptly discontinue the sale of its TI Shares included in such Registration Statement until it receives a copy of a supplemented or amended prospectus from TI, which TI shall provide as soon as practicable after such notice.

            b. IDT shall provide to TI in writing such information with respect to itself and a proposed distribution of any of the TI Shares owned by it as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

            c. IDT will sell its TI Shares on the basis provided in any underwriting arrangements relating to the offering covered by the Registration Statement.

            d. IDT will complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of all underwriting arrangements relating to the offering covered by the Registration Statement.

      1.4 Lock-Up. IDT further agrees that it will not effect any public sale or other distribution of any TI Shares or other equity securities of TI, or any securities convertible into or exchangeable or exercisable for any of TI's equity securities, during the 90 days after the effectiveness of the offering covered by the Registration Statement, except as part of such offering or if otherwise permitted by TI or the managing underwriter of the offering.

      1.5 Registration Expenses. All expenses incident to TI's performance of or compliance with the provisions of this Annex A, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for TI and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons or entities retained by TI (all such expenses being herein called "Registration Expenses"), will be borne by TI, and TI will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by TI are then listed or on the NASD automated quotation system. TI shall not, however, pay (i) underwriting discounts or commissions to the extent related to the sale of IDT's TI Shares sold in any registration and qualification, or (ii) fees and expenses of counsel to TI relating to such registration and qualification.

      1.6 Indemnification.

            a. TI will indemnify and hold harmless IDT and each officer, director and shareholder of IDT (collectively, the "Protected Party") from and against any and all losses, claims, damages, liabilities and expenses (including attorneys' fees and costs incurred in connection with the investigation, defense and settlement of the matter) caused by any untrue statement of a material fact contained in a Registration Statement covering TI Shares owned by the Protected Party, any post-effective amendment thereto or any prospectus included therein, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission which is based upon information furnished or required to be furnished in writing to TI by the Protected Party expressly for use therein.

            b. IDT agrees to indemnify TI and each officer, director and shareholder of TI from and against any and all losses, claims, damages, liabilities and expenses (including attorneys' fees and costs incurred in connection with the investigation, defense and settlement of the matter) caused by any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement covering TI Shares owned by IDT, any post-effective amendment thereto, or any prospectus included therein, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission which is based upon information furnished in writing to TI by IDT expressly for use in the Registration Statement.


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            c. If for any reason, any indemnification provided for in this
Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

            d. In the case of an underwritten offering, the indemnification provisions of the underwriting agreement for such offering shall supercede and replace in their entirety the indemnification provisions contained in this
Section 1.6.


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